THOMPSON PLUMB FUNDS, INC.
FIRST AMENDMENT TO THE
SERVICES AGREEMENT

THIS FIRST AMENDMENT dated as of the 30th day of July, 2009, to the Services Agreement dated as of November 18, 2008 (the "Agreement"), is entered into by and between Thompson Plumb Funds, Inc., a Wisconsin corporation (the "Corporation") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Corporation and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THOMPSON FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John W. Thompson	By: /s/ Michael R. McVoy

Name: John W. Thompson	Name: Michael R. McVoy

Title: President & Chief Executive Officer	Title: Executive Vice President

Exhibit B to the Services
Agreement - Thompson Plumb Funds, Inc.

Fee Schedule at July, 2009

FIN 48 Services

•	$45,000 for the initial report created for the period ending November 30, 2008
•	$7,500 annually, billed each November 30th, beginning in 2009